Exhibit 5.1

[Letterhead of Shearman & Sterling LLP]

June 4, 2004

Rhodia

26, quai Alphonse Le Gallo

92512 Boulogne-Billancourt

France

Ladies and Gentlemen:

                We have acted as United States and French counsel for Rhodia (the “Company”), a société anonyme organized under the laws of the Republic of France, in connection with the preparation and filing with the United States Securities and Exchange Commission (the ”Commission”) of the Registration Statement on Form F-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the ”Securities Act”) of the distribution of the Company’s 10 1/4% Senior Notes due 2010 (the “Exchange Dollar Notes”) and 10 1/2% Senior Notes due 2010 (the “Exchange Euro Notes”, and with the Exchange Dollar Notes collectively the “Exchange Notes”).  Each series of Exchange Notes is governed by a separate indenture (the “Indentures”), each dated as of May 17, 2004 between the Company and The Bank of New York, as trustee.

                In connection with our opinion expressed below, we have examined the Registration Statement, the Indentures and the originals, or copies certified or otherwise identified to our satisfaction of such certificates of officers of the Company, and the originals (or copies thereof, certified to our satisfaction) of such corporate documents and records of the Company, and such other documents, records and papers as we have deemed relevant and necessary in order to give the opinion hereinafter set forth.  In this connection, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or facsimile or photostatic copies.  We have also assumed the accuracy, completeness and absence of alteration or revocation since their respective dates of all corporate documents and records delivered to us and that the relevant meetings of the shareholders and of the board of directors of

Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the State of Delaware, which laws limit the personal liability of partners.

the Company have been duly convened and held and the resolutions have been duly adopted at such meetings.  In addition, we have relied to the extent that we deem such reliance proper, upon such certificates of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.  We have also assumed that the Indentures are the valid and legally binding obligations of the Trustee.

                Based upon the foregoing and having regard for such legal considerations as to French law as we have deemed relevant, we are of the opinion that the issuance, execution and delivery of the Exchange Notes have been duly authorized by the Company.

                Based upon the foregoing and having regard for such legal considerations as to the laws of the State of New York as we deemed relevant, we are of the opinion that, to the extent that the Exchange Notes have been duly authorized, executed, authenticated and delivered in accordance with the provisions of the Indentures, upon the exchange, the Exchange Notes will constitute legal, valid and binding obligations of the Company.

                Our opinions in the preceding paragraph are subject to the following qualifications:

(a) our opinions are subject to the effect of (i) any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally, (ii) general principles of equity, including, without limitation, concepts of materiality, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights;

(b) our opinions are subject to the qualification that any rights to indemnity and contribution under each of the Indentures may be limited by federal or state securities laws or public policy considerations relating thereto;

(c) we do not express any opinion as to the enforceability of any judgment currency indemnity under each of the Indentures; and

(d) we do not express any opinion as to the validity of any consent or agreement to submit to the jurisdiction of any United States federal court (other than personal jurisdiction).

                We are attorneys admitted to practice law in the State of New York and are Avocats au Barreau de Paris, French Republic, and we do not express herein any opinion as to any matters governed by or involving conclusions under the law of any jurisdiction other than the laws of the State of New York and the law of the French Republic.  The third paragraph herein involves conclusions under the laws of the French Republic only.  The fourth paragraph herein involves conclusions under the laws of the State of New York only.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Commission.  We also consent to the reference to us under the caption “Legal Matters” in the Prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Shearman & Sterling LLP

ML/HS/rf/br/nc

HL/ST